Exhibit 99.1

AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

AMERISOURCEBERGEN REPORTS
FISCAL 2018 FIRST QUARTER RESULTS
Revenues of $40.5 Billion for the First Quarter, a 6.0 Percent Increase Year-Over-Year
First Quarter GAAP Diluted EPS of $3.90 and Adjusted Diluted EPS of $1.55
Adjusted Diluted EPS Guidance Raised to $6.45 to $6.65 for Fiscal Year 2018, Primarily Driven by U.S. Tax Reform Benefit

VALLEY FORGE, PA, February 6, 2018 - AmerisourceBergen Corporation (NYSE:ABC) today reported that in its fiscal year 2018 first quarter ended December 31, 2017, revenue increased 6.0 percent to $40.5 billion. On the basis of U.S. generally accepted accounting principles (GAAP), diluted earnings per share (EPS) was $3.90 for the December quarter of fiscal 2018, compared to $1.11 in the prior year quarter. GAAP EPS for the December quarter of fiscal 2018 was favorably impacted by new U.S. tax reform legislation. Adjusted diluted EPS, which is a non-GAAP measure that excludes items described below, increased 14.0 percent to $1.55 in the fiscal first quarter and also included a benefit from the Company's expected full fiscal year effective tax rate.

AmerisourceBergen is updating its outlook for fiscal year 2018. The Company does not provide forward-looking guidance on a GAAP basis, as discussed below in Fiscal Year 2018 Expectations. Adjusted diluted EPS guidance has been raised from the previous expectation of $5.90 to $6.15 to a range of $6.45 to $6.65, reflecting growth of 10 percent to 13 percent versus last fiscal year. The adjusted diluted EPS benefit from U.S. tax reform is expected to be approximately $0.60 in fiscal 2018, offset by a lower than expected contribution from PharMEDium.

“In the first quarter of the fiscal year, we saw further market, pricing and competitive stability. AmerisourceBergen continued to lead the market in specialty product distribution and pharmaceutical services and our core pharmaceutical distribution businesses executed extremely well - growing volumes with key customers and segments - and continued to effectively manage operating expenses. We are proud of the work our associates have done and pleased with this strong start for the fiscal year,” said Steven H. Collis, Chairman, President and Chief Executive Officer of AmerisourceBergen.

“Our updated outlook for fiscal 2018 reflects this performance and the expected benefit of U.S. tax reform, partially offset by a lower than expected contribution from PharMEDium. We remain confident in PharMEDium's ability to return to its long-term growth trajectory, and committed to providing our customers with the highest quality products and services as we continue to invest in AmerisourceBergen,” Mr. Collis continued. “AmerisourceBergen’s scale, proven ability to execute, strategic evolution and continued investment position the Company for long-term growth as we innovate and deliver value to our shareholders. We are living our corporate purpose and are united in our responsibility to create healthier futures.”

First Quarter Fiscal Year 2018 Summary Results

	GAAP	Adjusted (Non-GAAP)
Revenue	$40.5B	$40.5B
Gross Profit	$1.1B	$1.1B
Operating Expenses	$694M	$625M
Operating Income	$419M	$488M
Interest Expense, Net	$36M	$36M
Tax Rate	(140.1)%	24.2%
Net Income	$862M	$342M
Diluted Shares Outstanding	221M	221M
Diluted Earnings Per Share	$3.90	$1.55

Below, AmerisourceBergen presents descriptive summaries of the Company’s GAAP quarterly results as well as its adjusted (Non-GAAP) quarterly results. In the tables that follow, GAAP results and GAAP to Non-GAAP reconciliations are presented. For more information related to Non-GAAP financial measures, including our fiscal year 2018 expectations, please refer to the Supplemental Information Regarding Non-GAAP Financial Measures following the tables.

First Quarter GAAP Results

•
Revenue: In the first quarter of fiscal 2018, revenue was $40.5 billion, up 6.0 percent compared to the same quarter in the previous fiscal year, reflecting a 5.8 percent increase in Pharmaceutical Distribution Services revenue and an 11.6 percent increase in revenue within Other.

•
Gross Profit: Gross profit in the fiscal 2018 first quarter was $1.1 billion, a 7.2 percent increase over the same period in the previous fiscal year, primarily due to the increase in gross profit in Pharmaceutical Distribution Services and the decrease in LIFO expense of $28.3 million. Gross profit as a percentage of revenue was 2.75%, an increase of 3 basis points from the prior year quarter.

•
Operating Expenses: In the first quarter of fiscal 2018, operating expenses were $693.7 million, compared to $637.7 million in the same period last fiscal year. The increase in operating expenses was primarily driven by operating additional distribution centers in the current quarter and duplicate costs resulting from the implementation of new information technology systems, as well as increased costs to support our revenue growth.

•	Operating Income: In the fiscal 2018 first quarter, operating income was $419.0 million versus $400.0 million in the prior year period.

•	Interest Expense, Net: In the fiscal 2018 first quarter, net interest expense of $35.9 million was down 3.0 percent versus the prior year quarter.

•
Tax Rate: The effective tax rate of (140.1)% for the first quarter of fiscal 2018 benefited from $587.6 million of discrete tax benefits recognized and a reduction in the U.S. federal income tax rate from 35% to 21%, both resulting from U.S. tax reform.

•
Diluted Earnings Per Share: Diluted earnings per share was $3.90 in the first quarter of fiscal year 2018 compared to $1.11 in the previous fiscal year’s first quarter, primarily driven by the benefit from U.S. tax reform.

•
Diluted Shares Outstanding: Diluted weighted average shares outstanding for the first quarter of fiscal year 2018 were 220.8 million, a 0.5 percent decline versus the prior fiscal year first quarter due primarily to share repurchases, net of stock option exercises.

Definition of Adjusted (Non-GAAP) Results

The comments below compare adjusted results, which exclude:

•	Warrants expense;

•	Gain from antitrust litigation settlements;

•	LIFO expense;

•	Acquisition-related intangibles amortization;

•	Employee severance, litigation, and other;

•	Loss on early retirement of debt; and a

•	One-time tax reform adjustment.

In addition, we previously issued $600 million of 1.15 percent senior notes that were repaid in May 2017 to fund our initial special share repurchase program. The interest expense incurred relating to this borrowing has been excluded from the Non-GAAP presentation.

First Quarter Adjusted (Non-GAAP) Results

•
Revenue: In the first quarter of fiscal 2018, revenue was $40.5 billion, up 6.0 percent compared to the same quarter in the previous fiscal year, reflecting a 5.8 percent increase in Pharmaceutical Distribution Services revenue and an 11.6 percent increase in revenue within Other.

•
Adjusted Gross Profit: Gross profit in the fiscal 2018 first quarter was $1.1 billion, which was up 4.5 percent when compared to the same period in the previous year, primarily due to the increase in gross profit in Pharmaceutical Distribution Services. Gross profit as a percentage of revenue was 2.75 percent, a decrease of 4 basis points from the prior year quarter.

•
Adjusted Operating Expenses: In the first quarter of fiscal 2018, operating expenses were $624.6 million, an increase of 8.0% compared to the same period in the last fiscal year. Operating expenses as a percentage of revenue in the fiscal 2018 first quarter were 1.54 percent, compared to 1.52 percent for the same period in the previous fiscal year. The increase in operating expenses was primarily driven by operating additional distribution centers in the current quarter and duplicate costs resulting from the implementation of new information technology systems, as well as increased costs to support our revenue growth.

•
Adjusted Operating Income: In the fiscal 2018 first quarter, operating income of $488.1 million increased 0.4 percent from the prior year period. Operating income as a percentage of revenue decreased 6 basis points to 1.21 percent in the fiscal 2018 first quarter compared to the previous fiscal year’s first quarter.

•	Adjusted Interest Expense, Net: In the fiscal 2018 first quarter, net interest expense of $35.9 million was up 3.0 percent from the prior year quarter.

•
Adjusted Tax Rate: The effective tax rate for the first quarter of fiscal 2018 was 24.2 percent, down from 33.1 percent in the previous fiscal year’s first quarter, primarily driven by a reduction in the U.S. federal income tax rate from 35% to 21%, as a result of U.S. tax reform.

•
Adjusted Diluted Earnings Per Share: Diluted earnings per share was up 14.0 percent to $1.55 in the first quarter of fiscal year 2018 compared to $1.36 in the previous fiscal year’s first quarter, driven primarily by a $0.15 benefit from U.S. tax reform.

•
Diluted Shares Outstanding: Diluted weighted average shares outstanding for the first quarter of fiscal year 2018 were 220.8 million, a 0.5 percent decline versus the prior fiscal year first quarter due primarily to share repurchases, net of stock option exercises.

Segment Discussion

The Company's operations are comprised of the Pharmaceutical Distribution Services reportable segment and other operating segments that are not significant enough to require separate reportable segment disclosure and, therefore, have been included in Other for the purpose of reportable segment presentation. Other consists of operating segments that focus on global commercialization services and animal health and includes AmerisourceBergen Consulting Services (ABCS), World Courier and MWI Animal Health (MWI).

Pharmaceutical Distribution Services Segment

Pharmaceutical Distribution Services revenue was $38.9 billion, an increase of 5.8 percent compared to the same quarter in the prior fiscal year. Segment operating income of $388.2 million in the December quarter of fiscal 2018 was up 2.4 percent compared to the same period in the previous fiscal year. The segment was impacted by reduced production at PharMEDium's Memphis 503B outsourcing facility, where, following inspections by the U.S. Food and Drug Administration, operations were voluntarily suspended in December so that the company could execute certain remedial measures.

Other

Revenue in Other was $1.5 billion in the first quarter of fiscal 2018, an increase of 11.6 percent compared to the same period in the prior fiscal year as all three business units contributed to revenue growth in the quarter. Operating income in Other decreased 6.4 percent to $100.3 million in the first quarter of fiscal 2018. This decrease was primarily driven by performance at ABCS, specifically the Lash Group, and MWI and was partially offset by the contribution from World Courier.

Recent Company Highlights & Milestones

•
Completed the acquisition of H. D. Smith, the largest independent pharmaceutical wholesaler in the U.S., which enhances and expands our strategic scale, strengthens our support to community pharmacy and drives long-term, durable value.

•	Recorded our 16th consecutive quarter with 10 percent or greater revenue growth in Specialty distribution.

•	Now servicing more than 600 retail pharmacies acquired by Walgreens Boots Alliance through its phased acquisition of certain Rite Aid stores.

•	Opened a 6th new distribution center in Newburgh, NY with state-of-the-art automation as part of our commitment to creating the most efficient healthcare and pharmaceutical network.

•	Good Neighbor Pharmacy, AmerisourceBergen's independent pharmacy network, was ranked “Highest in Customer Satisfaction with Chain Drug Store Pharmacies” in the J.D. Power 2017 U.S. Pharmacy Study.

•
World Courier had a record-setting quarter in both shipments and billable weight. Additionally, the business achieved Good Distribution Practice certification across its global network of 140-plus offices.

•	MWI acquired Northeast Veterinary Supply Co., an independent, regional distributor of veterinary pharmaceuticals and medical supplies servicing primarily the northeast region of the U.S.

•
The Lash Group successfully migrated its first customers onto its innovative Fusion technology ecosystem with positive user feedback. Fusion was also featured in The Center Watch Monthly's 2018 Top Innovators. This onboarding process is advancing, but at a slower pace than originally anticipated.

•
The AmerisourceBergen Foundation launched a municipal support program that aims to promote the safe disposal of opioids by providing communities nationwide with resources to deactivate expired or unused prescription medications.

•	US Bioservices, AmerisourceBergen's independent specialty pharmacy, had a record breaking year for new business wins in 2017, further expanding its portfolio of critical specialty therapies.

Fiscal Year 2018 Expectations

The Company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. Please refer to the Supplemental Information Regarding Non-GAAP Financial Measures following the tables for additional information.

Fiscal Year 2018 Expectations on an Adjusted (Non-GAAP) Basis

Based upon the Company’s expectations for U.S. tax reform and evaluation of current business expectations, including the formal recognition of operating expenses associated with our now completed acquisition of H. D. Smith and lower than originally anticipated operating income contributions from PharMEDium and the Lash Group, AmerisourceBergen has updated its fiscal year 2018 financial guidance. The Company expects:

•	Revenue growth in the range of 8 percent to 11 percent; and

•	Adjusted diluted earnings per share now to be in the range of $6.45 to $6.65.

Additional expectations now include:

•	Adjusted operating expenses to increase between 6 percent to 8 percent;

•	Adjusted operating income growth in the range of 1 percent to 4 percent;

•	Pharmaceutical Distribution Services segment operating income growth in the range of 1 percent to 4 percent;

•	Other, which is comprised of businesses focused on Global Commercialization Services and Animal Health, operating income growth in the range of flat to 2 percent;

•	Adjusted effective tax rate of between 23 percent and 24 percent;

•	Adjusted free cash flow to be approximately $1.35 billion to $1.6 billion;

•	Capital expenditures of approximately $325 million; and

•	Share repurchases will offset dilution from employee stock option exercises.

AmerisourceBergen also continues to operate under the following working assumptions regarding the pharmaceutical market:

•	Brand drug inflation to be in the range of 6 percent to 7 percent;

•	Generic drug deflation to be in the range of -7 percent to -9 percent;

•	Contributions from new generic launches similar to the prior year; and

•	No significant contributions from biosimilars.

Conference Call & Slide Presentation

The Company will host a conference call to discuss the results at 8:30 a.m. ET on February 6, 2018. A slide presentation for investors has also been posted on the Company's website at investor.amerisourcebergen.com. Participating in the conference call will be:

•Steven H. Collis, Chairman, President & Chief Executive Officer
•Tim G. Guttman, Executive Vice President & Chief Financial Officer

The dial-in number for the live call will be (612) 288-0337. No access code is required. The live call will also be webcast via the Company’s website at investor.amerisourcebergen.com. Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

Replays of the call will be made available via telephone and webcast. A replay of the webcast will be posted on investor.amerisourcebergen.com approximately two hours after the completion of the call and will remain available for 30 days. The telephone replay will also be available approximately two hours after the completion of the call and will remain available for seven days. To access the telephone replay from within the U.S., dial (800) 475-6701. From outside the U.S., dial (320) 365-3844. The access code for the replay is 442500.

About AmerisourceBergen

AmerisourceBergen provides pharmaceutical products, value-driving services and business solutions that improve access to care. Tens of thousands of healthcare providers, veterinary practices and livestock producers trust us as their partner in the pharmaceutical supply chain. Global manufacturers depend on us for services that drive commercial success for their products. Through our daily work—and powered by our 21,000 associates—we are united in our responsibility to create healthier futures. AmerisourceBergen is ranked #11 on the Fortune 500, with more than $150 billion in annual revenue. The company is headquartered in Valley Forge, Pa. and has a presence in 50+ countries. Learn more at investor.amerisourcebergen.com.

AmerisourceBergen's Cautionary Note Regarding Forward-Looking Statements
Certain of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as “expect,” “likely,” “outlook,” “forecast,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “continue,” “sustain,” “synergy,” “on track,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” variations of such words, and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and change in circumstances. These statements are not guarantees of future performance and are based on assumptions that could prove incorrect or could cause actual results to vary materially from those indicated. Among the factors that could cause actual results to differ materially from those projected, anticipated, or implied are the following: unfavorable trends in brand and generic pharmaceutical pricing, including in rate or frequency of price inflation or deflation; competition and industry consolidation of both customers and suppliers resulting in increasing pressure to reduce prices for our products and services; changes in pharmaceutical market growth rates; changes in the United States healthcare and regulatory environment, including changes that could impact prescription drug reimbursement under Medicare and Medicaid; increasing governmental regulations regarding the pharmaceutical supply channel and pharmaceutical compounding; declining reimbursement rates for pharmaceuticals; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; increased public concern over the abuse of opioid medications; prosecution or suit by federal, state and other governmental entities of alleged violations of laws and regulations regarding controlled substances, and any related disputes, including shareholder derivative lawsuits; increased federal scrutiny and litigation, including qui tam litigation, for alleged violations of laws and regulations governing the marketing, sale, purchase and/or dispensing of pharmaceutical products or services, and associated reserves and costs, including the reserve recorded in connection with the proceedings with the United States Attorney’s Office for the Eastern District of New York; material adverse resolution of pending legal proceedings; the retention of key customer or supplier relationships under less favorable economics or the adverse resolution of any contract or other dispute with customers or suppliers; changes to customer or supplier payment terms; risks associated with the strategic, long-term relationship between Walgreens Boots Alliance, Inc. and the Company, including principally with respect to the pharmaceutical distribution agreement and/or the global generic purchasing services arrangement; changes in tax laws or legislative initiatives that could adversely affect the Company’s tax positions and/or the Company’s tax liabilities or adverse resolution of challenges to the Company’s tax positions; regulatory action in connection with the production, labeling or packaging of products compounded by our compounded sterile preparations (CSP) business; suspension of production of CSPs, including a prolonged suspension at our Memphis 503B outsourcing facility; failure to realize the expected benefits from our reorganization and other business process initiatives; managing foreign expansion, including non-compliance with the U.S. Foreign Corrupt Practices Act, anti-bribery laws and economic sanctions and import laws and regulations; declining economic conditions in the United States and abroad; financial market volatility and disruption; substantial defaults in payment, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer; the loss, bankruptcy or insolvency of a major supplier; changes to the customer or supplier mix; malfunction, failure or breach of sophisticated information systems to operate as designed; risks generally associated with data privacy regulation and the international transfer of personal data; natural disasters or other unexpected events that affect the Company’s operations; the impairment of goodwill or other intangible assets, resulting in a charge to earnings; the acquisition of businesses that do not perform as expected, or that are difficult to integrate or control, including the integration of H. D. Smith and PharMEDium, or the inability to capture all of the anticipated synergies related thereto or to capture the anticipated synergies within the expected time period; the effects of disruption from the transactions on the respective businesses of the Company and H. D. Smith and the fact that the transactions may make it more difficult to establish or maintain relationships with employees, suppliers, customers and other business partners; the disruption of the Company’s cash flow and ability to return value to its stockholders in accordance with its past practices; interest rate and foreign currency exchange rate fluctuations; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting the Company’s business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(In thousands, except per share data)
(unaudited)

	Three Months Ended December 31, 2017	% of Revenue	Three Months Ended December 31, 2016	% of Revenue	% Change

Revenue	$40,466,332		$38,169,265		6.0%

Cost of goods sold	39,353,680		37,131,585		6.0%

Gross profit [1]	1,112,652	2.75%	1,037,680	2.72%	7.2%

Operating expenses:
Distribution, selling, and administrative	558,522	1.38%	520,547	1.36%	7.3%
Depreciation and amortization	105,136	0.26%	96,080	0.25%	9.4%
Employee severance, litigation, and other [2]	30,021		21,066
Total operating expenses	693,679	1.71%	637,693	1.67%	8.8%

Operating income	418,973	1.04%	399,987	1.05%	4.7%

Other loss (income)	324		(123)
Interest expense, net	35,864		36,972		(3.0)%
Loss on early retirement of debt	23,766		—

Income before income taxes	359,019	0.89%	363,138	0.95%	(1.1)%

Income tax (benefit) expense	(502,834)		115,892

Net income	$861,853	2.13%	$247,246	0.65%	248.6%

Earnings per share:
Basic	$3.95		$1.13		249.6%
Diluted	$3.90		$1.11		251.4%

Weighted average common shares outstanding:
Basic	218,323		218,661		(0.2)%
Diluted	220,822		221,979		(0.5)%
 ________________________________________

[1]	Includes $28.3 million LIFO expense and $1.4 million gain from antitrust litigation settlements in the three months ended December 31, 2016.

[2]
Includes $23.1 million of employee severance and other costs, $4.1 million of deal-related transaction costs, and $2.8 million of litigation costs in the three months ended December 31, 2017. Other costs in the three months ended December 31, 2017 include $8.3 million of certain fixed costs and scrapped non-usable inventory related to one of the Company's 503B outsourcing facilities, which voluntarily suspended production in December 2017 pending execution of certain remedial measures. Includes $4.5 million of employee severance and other costs, a $16.0 million litigation settlement, and $0.5 million of deal-related transaction costs in the three months ended December 31, 2016.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31, 2017
	Gross Profit	Operating Expenses	Operating Income	Interest Expense, Net	Loss on Early Retirement of Debt	Income Before Income Taxes	Income Tax (Benefit) Expense	Net Income	Diluted Earnings Per Share

GAAP	$1,112,652	$693,679	$418,973	$35,864	$23,766	$359,019	$(502,834)	$861,853	$3.90

Acquisition-related intangibles amortization	—	(39,056)	39,056	—	—	39,151	10,435	28,716	0.13

Employee severance, litigation, and other	—	(30,021)	30,021	—	—	30,021	8,001	22,020	0.10

Loss on early retirement of debt	—	—	—	—	(23,766)	23,766	6,334	17,432	0.08

Tax reform [1]	—	—	—	—	—	—	587,595	(587,595)	(2.66)

Adjusted Non-GAAP	$1,112,652	$624,602	$488,050	$35,864	$—	$451,957	$109,531	$342,426	$1.55

Adjusted Non-GAAP % changes vs. prior year quarter	4.5%	8.0%	0.4%	3.0%	—%	0.1%	(26.8)%	13.4%	14.0%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP

Gross profit	2.75%	2.75%
Operating expenses	1.71%	1.54%
Operating income	1.04%	1.21%
 ________________________________________

[1]
Includes the impact of applying a lower U.S. federal income tax rate to the Company's net deferred tax liabilities as of December 31, 2017, offset in part by a one-time transition tax on historical foreign earnings and profits through December 31, 2017.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31, 2016
	Gross Profit	Operating Expenses	Operating Income	Interest Expense, Net	Income Before Income Taxes	Income Tax Expense	Net Income	Diluted Earnings Per Share

GAAP	$1,037,680	$637,693	$399,987	$36,972	$363,138	$115,892	$247,246	$1.11

Warrants expense [1]	—	—	—	(2,155)	2,155	821	1,334	0.01

Gain from antitrust litigation settlements	(1,395)	—	(1,395)	—	(1,395)	(531)	(864)	—

LIFO expense	28,308	—	28,308	—	28,308	10,776	17,532	0.08

Acquisition-related intangibles amortization	—	(38,229)	38,229	—	38,322	14,588	23,734	0.11

Employee severance, litigation, and other	—	(21,066)	21,066	—	21,066	8,020	13,046	0.06

Adjusted Non-GAAP	$1,064,593	$578,398	$486,195	$34,817	$451,594	$149,566	$302,028	$1.36	[2]

Percentages of Revenue:	GAAP	Adjusted Non-GAAP

Gross profit	2.72%	2.79%
Operating expenses	1.67%	1.52%
Operating income	1.05%	1.27%

________________________________________

[1]
In connection with the fiscal 2014 special $650 million share repurchase program, which was established to mitigate the dilutive effect of the Warrants, the Company issued $600 million of 1.15% senior notes that were repaid in May 2017. The interest expense incurred relating to this borrowing has been excluded from the non-GAAP presentation.

[2]	The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
SUMMARY SEGMENT INFORMATION
(dollars in thousands)
(unaudited)

	Three Months Ended December 31,
Revenue	2017	2016	% Change
Pharmaceutical Distribution Services	$38,937,698	$36,798,289	5.8%
Other	1,544,951	1,384,490	11.6%
Intersegment eliminations	(16,317)	(13,514)

Revenue	$40,466,332	$38,169,265	6.0%

	Three Months Ended December 31,
Operating income	2017	2016	% Change
Pharmaceutical Distribution Services	$388,182	$379,060	2.4%
Other	100,275	107,148	(6.4)%
Intersegment eliminations	(407)	(13)
Total segment operating income	488,050	486,195	0.4%

Gain from antitrust litigation settlements	—	1,395
LIFO expense	—	(28,308)
Acquisition-related intangibles amortization	(39,056)	(38,229)
Employee severance, litigation, and other	(30,021)	(21,066)

Operating income	$418,973	$399,987

Percentages of revenue:

Pharmaceutical Distribution Services
Gross profit	2.04%	2.05%
Operating expenses	1.04%	1.02%
Operating income	1.00%	1.03%

Other
Gross profit	20.75%	22.36%
Operating expenses	14.26%	14.63%
Operating income	6.49%	7.74%

AmerisourceBergen Corporation (GAAP)
Gross profit	2.75%	2.72%
Operating expenses	1.71%	1.67%
Operating income	1.04%	1.05%

AmerisourceBergen Corporation (Non-GAAP)
Adjusted gross profit	2.75%	2.79%
Adjusted operating expenses	1.54%	1.52%
Adjusted operating income	1.21%	1.27%

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,	September 30,
	2017	2017
ASSETS

Current assets:
Cash and cash equivalents	$3,037,747	$2,435,115
Accounts receivable, net	10,127,783	10,303,324
Merchandise inventories	12,020,660	11,461,428
Prepaid expenses and other	110,242	103,432
Total current assets	25,296,432	24,303,299

Property and equipment, net	1,829,117	1,797,945
Goodwill and other intangible assets	8,901,145	8,877,562
Other long-term assets	334,816	337,664

Total assets	$36,361,510	$35,316,470

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$25,346,694	$25,404,042
Other current liabilities	1,393,597	1,414,123
Total current liabilities	26,740,291	26,818,165

Long-term debt	4,266,757	3,429,934

Accrued income taxes	391,107	84,257
Deferred income taxes	1,659,619	2,492,612
Other long-term liabilities	429,154	427,041

Stockholders’ equity	2,874,582	2,064,461

Total liabilities and stockholders’ equity	$36,361,510	$35,316,470

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended December 31,
	2017	2016

Operating Activities:
Net income	$861,853	$247,246
Adjustments to reconcile net income to net cash provided by (used in) operating activities [1,2]	(675,558)	200,402
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Accounts receivable	91,624	(536,937)
Merchandise inventories	(460,127)	(713,553)
Accounts payable	(59,223)	247,814
Other [3]	251,757	124,673
Net cash provided by (used in) operating activities	10,326	(430,355)

Investing Activities:
Capital expenditures	(73,641)	(137,282)
Cost of acquired companies, net of cash acquired	(70,330)	(1,497)
Net purchases of investments in available-for-sale securities	—	(19,958)
Other	1,648	1,880
Net cash used in investing activities	(142,323)	(156,857)

Financing Activities:
Net borrowings (repayments) [4]	844,193	(52,129)
Purchases of common stock	(22,496)	(229,928)
Payment of premium on early retirement of debt	(22,348)	—
Exercises of stock options	29,574	10,229
Cash dividends on common stock	(83,555)	(80,169)
Other	(10,739)	(11,489)
Net cash provided by (used in) financing activities	734,629	(363,486)

Increase (decrease) in cash and cash equivalents	602,632	(950,698)

Cash and cash equivalents at beginning of period	2,435,115	2,741,832

Cash and cash equivalents at end of period	$3,037,747	$1,791,134

________________________________________

[1]	Adjustments include LIFO expense of $28.3 million for the three months ended December 31, 2016.

[2]
Includes an $840.5 million benefit for deferred income taxes for the three months ended December 31, 2017, primarily as a result of applying a lower U.S. federal income tax rate to the Company's net deferred tax liabilities as of December 31, 2017 in connection with tax reform.

3 Includes a $318.7 million increase in income taxes payable for the three months ended December 31, 2017, primarily as a result of a one-time transition tax on historical foreign earnings and profits through December 31, 2017 in connection with tax reform.

4 Net borrowings were primarily used to finance the acquisition of H.D. Smith, which was completed on January 2, 2018.

SUPPLEMENTAL INFORMATION REGARDING
NON-GAAP FINANCIAL MEASURES

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the following non-GAAP financial measures: (i) adjusted gross profit; (ii) adjusted operating expenses; (iii) adjusted operating income; (iv) adjusted interest expense, net; (v) adjusted net income; (vi) adjusted tax rate; and (vii) adjusted diluted earnings per share. The non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance as such items are outside the control of the Company or due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature. We have included the following non-GAAP earnings-related financial measures in this release:

•
Adjusted gross profit and adjusted gross profit margin: Adjusted gross profit is a non-GAAP financial measure that excludes the gain from antitrust litigation settlements and LIFO expense because the Company cannot control the amounts recognized or timing of these items. Adjusted gross profit margin is the ratio of adjusted gross profit to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental measure of the Company’s ongoing operating performance. The gain from antitrust litigation settlements relates to the settlement of class action lawsuits that have been filed against brand pharmaceutical manufacturers alleging that the manufacturer, by itself or in concert with others, took improper actions to delay or prevent generic drugs from entering the market. LIFO expense is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences.

•
Adjusted operating expenses and adjusted operating expense margin: Adjusted operating expenses is a non-GAAP financial measure that excludes acquisition-related intangibles amortization and employee severance, litigation, and other. Adjusted operating expense margin is the ratio of adjusted operating expenses to total revenue. The acquisition-related intangibles amortization is excluded because it is a non-cash item and does not reflect the operating performance of the acquired companies. We exclude employee severance amounts that relate to non-recurring organizational restructuring. We exclude the amount of litigation settlements and other expenses that are unusual, non-operating, unpredictable, non-recurring or non-cash in nature because we believe these exclusions facilitate the analysis of our ongoing operational performance.

•
Adjusted operating income and adjusted operating income margin: Adjusted operating income is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted gross profit and adjusted operating expenses. Adjusted operating income margin is the ratio of adjusted operating income to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•
Adjusted interest expense, net: Adjusted interest expense is a non-GAAP financial measure that excludes the interest expense on our $600 million of 1.15% senior notes that were repaid in May 2017 (the “2017 Notes”). The 2017 Notes were issued to fund a special $650 million share repurchase program under which we purchased shares to reduce the dilution related to the warrants that we issued in March 2013 to wholly-owned subsidiaries of Walgreens Boots Alliance, Inc. Management believes that this non-GAAP financial measure is useful to investors in evaluating the Company’s ongoing interest expense, net.

•	Adjusted tax rate: Adjusted tax rate is a non-GAAP financial measure that is determined by dividing adjusted income tax expense/benefit by adjusted income before income taxes.

•
Adjusted net income: Adjusted net income is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted gross profit, adjusted operating expenses, adjusted operating income, and adjusted interest expense, net. In addition, the loss on the early retirement of debt and the one-time impact of U.S. tax reform ("Tax Reform") are excluded from adjusted net income. Tax Reform includes a benefit from applying a lower U.S. federal income tax rate to the Company's net deferred tax liabilities as of December 31, 2017, offset in part by a one-time transition tax on historical foreign earnings and profits through December 31, 2017. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company's performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•
Adjusted diluted earnings per share: Adjusted diluted earnings per share excludes the per share impact of adjustments including gain from antitrust litigation settlements; LIFO expense; acquisition-related intangibles amortization; employee severance, litigation, and other; the interest expense incurred in connection with the 2017 Notes; and the loss on early retirement of debt; in each case net of the tax effect calculated using the applicable effective tax rate for those items. In addition, the per share impact of Tax Reform is excluded from adjusted diluted earnings per share. Management believes that this non-GAAP financial measure is useful to investors because it eliminates the per share impact of the items that are outside the control of the Company or that we consider to not be indicative of our ongoing operating performance due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature.

In addition, the Company has provided non-GAAP fiscal year 2018 guidance for diluted earnings per share, operating expense, operating income, and effective income tax rate that excludes the same or similar items as those that are excluded from the historical non-GAAP financial measures, as well as significant items that are outside the control of the Company or inherently unusual, non-operating, unpredictable, non-recurring or non-cash in nature. In addition, it has provided 2018 free cash flow guidance. For fiscal year 2018, we have defined the non-GAAP financial measure of free cash flow as net cash provided by operating activities, excluding other significant unpredictable or non-recurring cash payments or receipts relating to legal settlements, minus capital expenditures. The Company does not provide forward looking guidance on a GAAP basis for such metrics because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. For example, LIFO expense is largely dependent upon the future inflation or deflation of brand and generic pharmaceuticals, which is out of the Company’s control, and acquisition-related intangibles amortization depends on the timing and amount of future acquisitions, which cannot be reasonably estimated. Similarly, the timing and amount of litigation settlements is unpredictable and non-recurring.

Contacts:    Keri P. Mattox
Vice President, Corporate & Investor Relations
610-576-7801
kmattox@amerisourcebergen.com

Bennett S. Murphy
Director, Corporate & Investor Relations
610-727-3693
bmurphy@amerisourcebergen.com

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